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INTRODUCTION I. General Jacobs Levy Equity Management, Inc. ("Jacobs Levy")has adopted this Code of Ethics (the "Code") for the purpose of establishing the standards of conduct and rules for staffregarding conflicts of interest, personal investing and other activities, andcompliance with applicable law. The guidelines below are designed to prevent or manage circumstances that may lead to, or give the appearance of, conflicts of interest, abusive trading, or unethical business conduct and to ensure that high ethical standards are maintained by Jacobs Levy and its staff. As a registered investment adviser and a fiduciary, Jacobs Levy owes an undivided duty of loyalty to the investment companies and other clients for which Jacobs Levy serves as investment manager, adviser, or sub-adviser. Jacobs Levy insists on strict adherence to fiduciary standards and compliance with all applicable federal and state securities laws. Adherence to this Code is a fundamental condition of employment with Jacobs Levy. II. Definitions "CCO" means the Chief Compliance Officer of Jacobs Levy'. "Client" means any person or entity for which Jacobs Levy serves as investment manager, adviser, or sub-adviser. "Suervised Person" refers to a person who is a shareholder, officer, or employee of Jacobs Levy and includes any other person who provides investment advice on behalf of Jacobs Levy and is subject to Jacobs Levy's supervision and control. III. Compliance Certification Supervised Persons are required to certify at least annuallythat they: (i) have received, read, and understand the Codeand recognize that they are subject to it, (ii) have complied with all the requirements of the Code during the calendar year,(iii) have reported or, if applicable, obtained approval for all personal securities transactions, gifts and business entertainment, and political contributions and activitiespursuant to the requirements of this Code, and (iv) are not subject to certain disciplinary matters. New Supervised Personswill be required to certify they have received, read, and understand this Code upon commencement of employment with Jacobs Levy. IV. ReportingViolations of the Code and Statement and Sanctions " Supervised Personssubject to this Code who fail to comply with any of the policies or procedures described hereinmay also be violating the federal securities laws or other federal and state laws. " Any violation or suspected violation of this Codeshould be reported immediately to the CCO. Any Supervised Person reporting a suspected violationby another personin good faith will not be subject to reprisals for such reporting. " Upon determining that a violation has occurred, Jacobs Levy may impose on the relevant Supervised Personsuch sanctions as it deems appropriate, including, among other things, fines, censure, suspension, or termination of service. 'References to CCO in this Policy will mean the CCO or adesigneeof the CCO. CONFIDENTIAL DOCUMENT

STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS JacobsLevy recognizes and respects its staff'sright to privacy concerning personal affairs. However, to ensure that we fulfill our legal and fiduciary obligations, Jacobs Levyrequires Supervised Personsto (i) provide full and timely disclosure of any situation that could result in a conflict of interest or even the appearance of a conflict and (ii) comply with therestrictionsand procedures set out in this Code. Business Standards To reinforce ourcommitment to high ethical standards, we haveadopted the business conduct standards described below. " Supervised Personsmust treat Clients fairly and act in good faith. This means, among other things, that Supervised Persons mustnever: " Defraud a Client in any manner; " Mislead a Client, including by making a statement that omits material facts; " Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client; or " Engage in any manipulative practice with respect to a Client or the securities markets, including price manipulation and rumor mongering. " Each Supervised Personmust comply with all applicable federal and state securities laws. " If a relationship, arrangement, or interest arises which wouldput a Supervised Person in a position where he or she might be induced to act in a manner that is not in the best interest of a Jacobs Levy Client, the Supervised Person should disclose the nature of the conflict of interest to the CCO. " Supervised Personsmust retain suppliers andvendors on behalf of Jacobs Levy and Clients based on quality, reliability, price, service, and other appropriateadvantages. " Supervised Persons must not bribe, provide a "kickback" or similar remuneration, or consideration of any kind to any individual or organization or to any intermediaries such as agents, attorneys, or other consultants, for the purpose of influencing such individual or organization in obtaining or retaining business for, or directing business to, Jacobs Levy. " Supervised Personsmust not improperly use the Jacobs Levyname, misrepresent their roles or positionsat Jacobs Levy, or otherwise exploit the Jacobs Levyname or their relationship with Jacobs Levyfor personal benefit. Outside Activities Supervised Personsarenotpermitted toserve on any board of directors or as trustees or in any other managementor advisorycapacity ofanynot-for-profit organization in the financial industryor any private or public for-profit company, in each case without prior written authorization from the CCO based upon a determination that such service would not be inconsistent withapplicable law,the interests of any Client, or their responsibilities at Jacobs Levy. Supervised Persons are not required to obtain prior approval to serve in any capacity for a charitableor other not-for-profitorganization unless(a) approval is specifically required under this policy or another firm policyor(b) such capacity involves advising on or making investment decisions with respect to securities that are subject to the firm's Policy and Procedures Regarding Personal Investments set out in the next section of this Code. See also the Jacobs Levy Employment Handbook, Section 207. Best Efforts and Conflicting Business Activities Policy. Adopted:March 2006 Revised: December 2011; January 2016 CONFIDENTIAL DOCUMENT

STATEMENT OFPOLICY AND PROCEDURES REGARDING PERSONAL INVESTMENTS I. Purposes (a) This Statement ofPolicy and Procedures RegardingPersonal Investments(the "Personal Investments Policy") is an important part of our Codeandis intended to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Company Act"), and Rule 204A-1 under the Investment Advisers Act of 1940, asamended (the "Advisers Act"). These Rules require Jacobs Levy to adopt a code of ethics containing provisions reasonably necessary to prevent stafffrom engaging in certain conduct. Among other things, the Rules impose certain reporting and pre-clearance requirements regarding personal securities transactions by Supervised Persons. Jacobs Levy understands that each registered investment company that it sub-advises has adopted a code of ethics with respect to certain specified individualsof the investment companies. This Code and Statement is also intended to comply with the provisions of Rule 204-2 under the Advisers Act, which requires Jacobs Levy to maintain records of securities transactions in which certain of its personnel have any Beneficial Ownership. (b) This Personal Investments Policy is intended to ensure that the personal securities transactions of our Supervised Persons are conducted in accordance with the following principles: (i) A duty at all times to place first the interests of Clients; (ii) The requirement that all personal securities transactions be conducted consistent with this Personal Investments Policyand in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and (iii) The fundamental standard that Jacobs Levy personnel not take inappropriate advantage of their positions. (c) In addition to the specific prohibitions on certain personal securities transactions as set forth below, all Supervised Persons are prohibited, in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired by a Client, from: (i) Employing any device, scheme or artifice to defraud any Client; (ii) Engaging in any act, practice,or course of business which operates or would operate as a fraud or deceit upon any Client; (iii) Engaging in any manipulative practice with respect to any Client; or (iv) Revealing to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by any Client or the consideration by any Client or Jacobs Levy of any such securities transactions. CONFIDENTIAL DOCUMENT

II. Definitions The following definitions apply to thisPersonal Investments Policyin addition to the definitions contained elsewhere in this Code. (a) "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security.Note, a Supervised Person may beneficially own securities that are in the name of another person by virtue of his or her relationship with such other person or through an arrange mentwhereby he or she hasa right to obtain title to the securities now or in the future.(See Personal Account definition in section II(e) below.) (b) "Covered Security" meansa common stock, preferred stock, bond, or othersecurity as defined in Section 2(a)(36) of the Company Act,and any derivative thereof, commodities, options or forward contracts. The term Covered Securities does not include the following: (i) shares of open-end investment companies registered under the Company Act(i.e., mutual funds)that are not exchange-traded funds (ETFs) orReportable Funds (as defined in section II(g) below); (ii) direct obligations of the Government of the United States; (iii) bankers' acceptances; (iv) bank certificates of deposit; (v) commercial paper; (vi) high quality short-term debt instruments, including repurchase agreements; and (vii) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds. (c) "House Accounts" referto any internal partnerships, limited liability companies, series of limited liability companies, or separate accounts managed by Jacobs Levy, which are traded and allocated in accordancewith the same policies and procedures that apply to Clientaccounts. (d) "Approved Managed Account" referstoa Personal Account (as defined in section II(e) below) with respect to which the Supervised Person (or account owner, if not the Supervised Person) has grantedfull investment discretion to a broker-dealer, investment manager or adviser, trust company or trustee, or bank and the Supervised Person(and the owner of the account, if not the Supervised Person)has no influence or control over the investment decisions being made for the account, including no ability to influence futurespecifictransactions for the account. (e) "Personal Account", except as set forth below, refers to anybrokerage or investment account in which a Supervised Person has any Beneficial Ownership. Common examples of Personal Accounts include brokerage or investment accounts maintained by or for: (i) TheSupervised Person; (ii) The Supervised Person's spouse (other than a legally separated or divorced spouse)or minor children; (iii) Any immediate family member of the Supervised Personwho lives in his or her household. For purposes of this provision, the account of an adultchild (above the age of 18) of a Supervised Person who lives in the Supervised Person's household temporarily from time to time and for whom the Supervised Person does not provide primary financial support and whose financial affairs the CONFIDENTIAL DOCUMENT

Supervised Persondoes not control shall not be deemed a Personal Account of the Supervised Person, provided that the Supervised Person has no other financial or pecuniary interest in the account; and (iv) Any person to whom the Supervised Personprovides primary financial support, and (i) whose financial affairs the Supervised Personcontrols or (ii) for whom the Supervised Personprovides discretionary investment advisory services. Personal Accounts also include: (i) An investment vehicle (such as a private investment fund) in which the Supervised Personor a person enumerated above hasa pecuniary interest; (ii) An investment account of an entity over which the Supervised Person or a person enumerated above exercises direct or indirect control or influence (such as a trust or estate of which the Supervised Person or a person enumerated aboveserves as Trustee); and (iii) Atrust, estate, or other account in which the Supervised Person hasa present or future interest in the income or principal. For purposes of this Personal Investments Policy,"Personal Account" doesnot include the House Accounts. (f) "Purchase or Sale of a Covered Security" includes, among other things, buying, selling, or writing an option to purchase or sell a Covered Security,selling a Covered Security short or covering a short position in a Covered Security,and trading of any other derivative of aCovered Security. (g) "Reportable Funds" means any open-end investment company registered under the Company Act (i.e., mutual fund) for which Jacobs Levy serves as investment adviser or sub-adviser or whose investment adviser, sub-adviser, or principal underwriter controls Jacobs Levy, is controlled by Jacobs Levy, or is under common control with Jacobs Levy. Ill. Purchases and Salesof Covered Securities It is the responsibility of each Supervised Personto ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Personal Investments Policyor otherwise prohibited by any applicable laws. The Purchase or Sale of a Covered Securityfor Personal Accountsmay be effected only in accordance with the following provisions. (a) Pre-Clearance isRequired.Supervised Persons are required to obtain the prior written approval of the CCO or designee inconnection with the Purchase or Sale of a Covered Security, directly or indirectly, in which the Supervised Person has, or after such transaction would have,any Beneficial Ownership (i.e., a transaction for a Personal Account). For the avoidance of doubt, initial public offerings (IPOs), privately-placed securities (such as an investment in a private company or private investment fund), and exchange- traded funds(E TFs)are required to bepre-cleared under this paragraph. (b) Process for Pre-Clearance Request.A request for pre-clearance must be made in writing in advance of the contemplated transaction.Supervised Personsare required to use the current Pre-Clearance Form, in substantially the form shown in Attachment A. Any CONFIDENTIAL DOCUMENT approval given under this paragraph will remain in effect until the close of trading on the principal market on which the applicable Covered Security is traded on the date of approval(i.e., the trademust be executed onthe same trading dayapprovalis granted). In making a determination as to whether to approve a transaction, theCC O or designee (having no personal interest in the subject transaction) may approve the transaction if the CC O or designee concludes that the transaction is not likely to have any adverse economic impact on a Client or on its ability to purchase or sell Covered Securities of the same class or other Covered Securities of the issuer involved. When considering a preclearance request for an IP O or private placement,the CC O or designee will also consider whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with Jacobs Levy. (c) Restriction on the Use ofJacobs Levy Broker.Supervised Persons are generally prohibited from executing or causing the execution of an investment transaction in a Personal Account with the same individual employee at a broker-dealer firm with whom Jacobs Levy executes trades for Client accounts. (d) Insider Trading.As a reminder, Supervised Persons are prohibited from engaging in any activity that is prohibited under the Jacobs Levy Insider Trading Policy. Under the Insider Trading Policy, Supervised Persons are, among other things, prohibited from trading in an issuer for themselves or others while in possession of material, non-public information related to that issuer or encouraging others to do so or trading in a security or instrument in advance of, or based upon knowledge of,a proprietary or Client trade order, or planned order. IV. Exempted Transactions The requirements of Section IIIof thisPersonal Investments Policydo not apply tothe: (a) Purchase or Saleof Covered Securities with respect to which a Supervised Person has (or by reason of such transaction would have) no Beneficial Ownership; (b) Purchase or Saleof Covered Securitiesthat are non-volitional on the part of either a Supervised Person(including a corporate action, such as a spin-off, that accrues to all holders of the applicable security) or are pursuant to an Employee Stock Option Plan (ESOP) orautomatic dividend reinvestment plan; (c) Purchaseeffected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of suchrights so acquired; or (d) Purchase or Saleof Covered Securitieseffected for an Approved Managed Account. The CC O has the authority to exempt any Supervised Person or transaction from any or all of the provisions of this Personal Investments Policyif the CC O determines that such exemption would not be harmful toClients and would be consistent with applicable law and regulations; provided that only another Compliance Officer may exempt the CC O under this paragraph. The CC O (or other Compliance Officer, if applicable) will keep a record ofany exemption granted under this paragraph, describing the circumstances and reasons for the exemption. V. Reporting Requirements Each Supervised Personmust report to the CC O information (described below)with respect to holdings andtransactions in Covered Securitiesin which the Supervised Personhas, or by reason of atransaction CONFIDENTIAL DOCUMENT acquires, any direct or indirect Beneficial Ownership (i.e., holdings and transactions in a Personal Account). The reporting requirements described in this section do not apply to Approved Managed Accounts or any account that has been granted a specific exception by the CCO. Supervised Persons are requiredto use the standard Jacobs Levy forms to report the information required under this section, unless an exception is granted. (a) Initial Holding Reports. No later than ten (10) days after a Supervised Personbecomes subject to this Personal Investments Policy, he or she must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted): (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Supervised Personhas any direct or indirect Beneficial Ownership(i.e., holdings in all Personal Accounts); (ii) the name of any broker, dealer,bank, or financial institution with whom the Supervised Personmaintainsan account in which any securities were held for the Supervised Person's direct or indirect benefit; and (iii) the date that the report is submitted. (b) Quarterly Transaction Reports. No later than ten (10) business days after the end of a calendar quarter(or other date specified by the CCO), each Supervised Personmust report the following information: (i) with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Supervised Personhas, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership (i.e., transactions in Personal Accounts): (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Covered Security at which the transaction was effected; (4) the name of the broker, dealer, bank, or financial institution with or through which the transaction was effected; and (5) the date that the report is submitted. (ii) with respect to any account established by the Supervised Personin which any securities (whether or not publicly traded) were held during the quarter for the Supervised Person's direct or indirect benefit(i.e., any newPersonal Account): (1) the name of the broker, dealer, bank, or financial institutionwith whom the accountwas established; (2) the date the account was established; and (3) the date that the report is submitted. CONFIDENTIAL DOCUMENT

(c) Annual Holdings Reports. Annually, by February 1 of each year, all Supervised Persons must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted): (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Supervised Personhad any direct or indirect Beneficial Ownership(i.e., securities holdings in Personal Accounts); (ii) the name of any broker, dealer, bank, or financial institution with whom the Supervised Person maintains an account in which any securities are held for his or her direct or indirect benefit; and (iii) the date that the report is submitted. (d) Alternative Reporting. Supervised Persons may submit, or the CCO may require the submission of, duplicate broker trade confirmations and account statements tosatisfy the quarterly reporting requirements of section V(b) above so long as (i) the confirmation or statement includes the information set forth in section V(b) and (ii) the CCO receives the confirmation or statement no later than ten (10) business days (or such other date designated by the CCO) after the end of the applicable calendar quarter. Supervised Personsare responsible for separately reporting transactions that are not held in a traditional account and do not appear on brokerage statements. Such transactions are most commonly transactions in private placements that are not executed through or held in an account with a broker-dealer(such as an interest in a private company or a private invest mentfund). (e) Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates. (f) Certifications; Additional Information. The CCO may request certifications and documentation from Supervised Persons or third parties to support the information reportedby Supervised Persons in accordance with this Personal Investments Policyor for purposes of compliance testing. This may include the requirement for a Supervised Persons to sub mita holdings or transaction report related to his or her Approved Managed Account(s). VI. Chief Compliance Officer (a) Duties of CCO.The CCO will: (i) review all securities transactions and holdings and transactions reports and maintain the names of persons responsible for reviewing these reports; (ii) identify all persons subject to this Personal Investments Policywho are required to make these reports andpro mptly inform each person of the requirements of this Policy; (iii) maintain a signed acknowledgement by each person who is then subject to this Personal Investments Policy; and (iv) inform Supervised Persons of their requirements to obtain prior written approval from the CCO as provided in this Personal Investments Policy. CONFIDENTIAL DOCUMENT

(b) Required Records.The CCO will maintain and cause to be maintained: (i) a copy of any code of ethics adopted by Jacobs Levy which has been in effect during the previous five (5) years in an easily accessible place; (ii) a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs; (iii) a copy of each report and certifications made by anySupervised Personas required by thisPersonal Investments Policyfor at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place; (iv) a list of all persons who are, or within the past five (5) years have been, required to make reports, or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Jacobs Levy in an easily accessible place; (v) a record of any requests forpre-clearance and the approvalsfor at least five (5) years after the end of the fiscal year in which the approval is granted. (c) Submissions to a Reportable Fund's Board. The CCO willannually prepare a written report to each Reportable Fund that: (i) describes any issues under this Personal Investments Policyor its procedures since the last report to the Reportable Fund, including, but not limited to, information about material violations of the Policyor procedures and sanctions imposed in response to the material violations; and (ii) certifies that Jacobs Levy has adopted procedures reasonably necessary to prevent its Supervised Persons from violating this Personal Investments Policy. Adopted: March 2006 Revised: December 2011; January 2016 CONFIDENTIAL DOCUMENT

GIFTS AND BUSINESS ENTERTAINMENT POLICY I. Gifs and Business Entertainment Policy. In order to address conflicts of interest that may arise when a staff memberaccepts or gives a gift, favor, special accommodation, or other items of value, Jacobs Levy places restrictions on gifts and business entertainment. As a general matter, gifts and business entertainment must be reasonable in cost and frequency, appropriate as to time and place, not influence the recipient, and not be intended as a bribe, kickback, or payoff. Below are specific restrictions and procedures that staffare required to follow when giving or receiving gifts and business entertainmentin the course of their duties at the firm. The policies and procedures described below do not apply to anythinggiven or received to or from a person with whom the staff memberhas a bona fide personal or social relationship and isprovided in connection with thatrelationship. Note, a staff member is obligated to disclose to the CCO or a Principal if he or she has a bona fide personal or social relationship with a vendor/service provider or a representative of a vendor/service provider if the staff member is responsible for the relationship with the vendor/service provider. II. Definitions (a) "Business Entertainment" refers to business gratuities or entertainment, such as meals, refreshments, sporting events, concerts, etc., at which the person providing the gratuity or entertainment is present. Note that if the person providing the gratuity or entertainment is not present, then it is considered a Gift (and the Gift procedures apply) rather than Business Entertainment. (b) "Gifts"include, but are not limited to, candy, wine, fruit baskets, flowers, event tickets, services, and other items of value. (c) "G&E"refers generally to Gifts and Business Entertainment covered under this Policy. III. Procedures for Receiving or Giving Gifs (a) Receiving a Gift of $100 or More Requires Prior Approval.Supervised Personsare not permitted to accept from any person or entity that does business with or is seeking to do business with or on behalf of Jacobs Levy any Gift that alone, or when aggregated with all other G&E received by the Supervised Personfrom the same person or entity in the same calendar year, has an estimated value of $100 or more, without the written approval of the CCO. (b) Giving a Gift (Other Than to a Governmental Official) of $100 or More Requires Prior Approval.Supervised Personsare not permitted to give or offer any Giftof $100 or more, individually or in the aggregate in any calendar year, to an existingor prospective Client or any entity that does business with or is seeking to do business with or on behalf of Jacobs Levy, without the prior written approval of the CCO. (c) Giving a Gift to a "Governmental Official" Requires Prior Approval.Supervised Persons are required to obtain prior written approval for any Gift to a "governmental official," regardless of its value. A "governmental official" includes any officer, employee, representative, or person acting on behalf of a U.S. (federal, state, or local) or non-U.S. government, government-owned or controlled entity or business, public international organization, political party, political party official, or candidate for political office. Note,personal political contribution and fundraising activities are governed by the Jacobs Levy Political Contribution and Activities Policycontained in this Code. CONFIDENTIAL DOCUMENT

(d) All Gifts Must be Reported.Supervised Persons are required to report all Gifts, regardless of the value, to the CCO. Gifts for which pre-approval is required are considered to have been reported upon the submission of the approval request. (e) Denials. If a request to accept a Gift is denied, the Supervised Personmay be required to return the Gift received, donate the Gift to charity, or repaythe expense for a Gift that cannot be returned or donated. (f) Requirement to Share Certain Gifts. Gifts of food, such as fruit baskets or holiday chocolates, received byaSupervised Personshould bereported to the CCO and then given to the Receptionist to be placed in the kitchen for all staffto share and will generally not be considered a Gift provided to the particular person who received it. (g) Solicited Gifts are Prohibited. Supervised Personsarenot permitted to use his or her position with Jacobs Levy to solicit Gifts from an existing or prospective Client, supplier, service provider, person to whom the Supervised Personrefers business, or any other entity with which Jacobs Levy does or is seeking to do business. (h) Cash Gifts are Prohibited.Supervised Personsare not permitted to give or accept cash gifts or cash equivalents to or from an existing or prospective Client,supplier, service provider, person to whom the Supervised Personrefers business, or any other entity with which Jacobs Levy does or is seeking to do business. (i) Gifts of Promotional Items are Excluded.Promotional items of nominal value, such as pens, mugs, bags, and sweatshirts with a logo, are generally excluded from this Policy. IV. ProceduresRelating to Business Entertainment (a) Business Entertainment Given or Received Requires Prior Approval. With the prior approval of the CCO,Supervised Personsare permitted to provide or accept Business Entertainment of reasonable value, if the person or entity providing the entertainment is present and there is a bona fidebusiness purpose for the event. If it is not practical to obtain prior approval, then such event must be reported to the CCO as soon as practical after such event. (b) Extravagant Business Entertainment is Prohibited. Supervised Personsare prohibited from providing or accepting extravagant or excessive Business Entertainment to or from an existing or prospective Client, supplier, service provider, person to whom the Supervised Personrefers business, or any other entity with which Jacobs Levy does or is seeking to do business. (c) Vendor Meals at JLEM Offices. Supervised Personsare generally not permitted to accept a meal provided by a broker or other vendor in the business offices of Jacobs Levy. V. Reporting/Recordkeeping In addition to the approvaland reporting requirements, Supervised Personsmay be asked to report previously unreported or prospective G&E on a periodic basis. The CCO will maintain a log of any G&E approved or otherwise reported in accordance with this Policy. Adopted:March 2006 Revised: January 2016 CONFIDENTIAL DOCUMENT

POLITICAL CONTRIBUTIONS AND ACTIVITIES POLICY I. Purpose Jacobs Levy strictly prohibitsstafffrom making contributions to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes. In addition, certain "pay to-play" laws and regulations have been adopted requiring the disclosure of political contributions to incumbents in public office, candidates for public office, political action committees, and political parties by employees of investment management firms that manage, or seek to manage, public money. In order to avoid any appearance of a conflict of interest, some states, includingN ew Jersey, prohibit investment managers, whose employees have made political contributions to state or local officials or candidates, from managing money for the state or its subdivisions. Federal pay-to-play laws also impose restrictions on certain politicalfundraising activitiesby employeesof investment management firms. To ensure compliance with these laws, Jacobs Levy has adopted the procedures described below. II. Pre-Approval and Restrictions (a) Political Contributions R equire Pre-Approval. In order to comply with applicable pay-to-play rules, any intended contributionby a Supervised Person, his or her spouse, or any immediate family m emberliving in the same household and to whom the Supervised Person provides material financial support, to any of the following persons or organizationsmust be pre-approvedby the CCO: " An incumbent in public office or candidate (or successful candidate) for public offic ofany "overnm ent entity"2(i.e., any state, local, or non-U.S. government); " A political action committee (PAC);or " A national political party or a political party of a state or political subdivision thereof. Note: A contribution to a candidate for federal office is not required to be pre-cleared unless such person is an incumbent of a state or local public office. For example, a contribution to the presidentialcampaign of a sitting state governor must be pre-cleared. (b) Certain FundraisingActivities Require Pre-Approval. Pay-to-play laws prohibit certain fundraising activities, including soliciting or coordinating (i.e., collecting or forwarding): (i) political contributions from any person or political action committee (within or outside of Jacobs Levy) for a state or local offic e or rac e or (ii) payments for a political party. If a Supervised Person or his or her spouse or immediate family member covered under this Policy wishes to engage in fundraising activities, the Supervised Person should notify the CCO, who will be responsible for making a determination whether the activities present an issue under applicable laws, rules, and regulations. (c) Less Obvious Examples R equiringPre-approval. The law defines "contribution" broadly to include: (i) a monetary gift, (ii) a subscription or loan, (iii) an advance, (iv) a deposit of money, (v) payment to satisfy debts incurred in connection with an election, (vi) payments for transitional expenses or inaugural expenses of a successful candidate for state or local office or an unsuccessful candidate that at the time of the payments is a state or 2 Government entity means any U.S. State or non-U.S. government or any political subdivision of either, including any agency, authority, or instrumentality of the U.S. State, non-U.S. government or political subdivision, a plan, program or pool of assets sponsored or established by the U.S. State, non-U.S. government or political subdivision or any agency, authority or instrumentality thereof; and officers, agents, or employees of the U.S. State, non-U.S. government or political subdivision or agency, authority or instrumentality thereof, acting in their official capacity. CONFIDENTIAL DOCUMENT local official,and (vii) anything of value. Activities that could constitute "fundraising" are equally broad and may occur at a formal event organized and classified as a fundraiser for a particular candidate or on an unplanned basis in an informal setting. Below are examples of some less obvious activities that would require pre-approval: " Attending a campaign event that requires or involves a cashor a non-cash donation; or " Hosting, sponsoring or organizing an eventfor an incumbent or candidate (such as a meet and greet dinner at a restaurant or a personal residence);or " Donating resources or facilities to an incumbent or candidate, such as use of a conference room, office computers, or personal residence; or " Assuming a role with an organization (such as a director on a board) that regularly engages in political fundraising and endorses stateand/or local candidates for office; or " Volunteering for a political campaign. ( ) Exceptions for 501(c)(4) Organizations. 501(c)(4) organizations, which are operated exclusively for the promotion of "social welfare", such as civics and civics issues, are not covered under this Policy. Therefore, contributions to such organizations are not required to be pre-approved by the CCO. Note:A 501(c)(4) may have an affiliated PAC. A proposed contribution to the 501(c)(4)'s affiliatedPAC is not within this exception and must be pre-approved consistent with the procedures described above. (a) Supervised Persons are Prohibited from Circumventing this Policy or Improperly Influencing a Public Official. Under no circumstances may a Supervised Person circumvent this Policy by indirectly making a political contribution or engaging in fundraising through his or her advisors, family members, or any other persons affiliated with the Supervised Person. In addition to the specific prohibitions set forth above, Supervised Persons are prohibited from engaging in any activity, whether or not listed above, that is for the purpose of improperly influencing a public official or candidate to obtain or retain Jacobs Levy's engagement as an investment adviser for a public plan client. Ill. Approvals/Reportinci/Recordkeepinq Supervised Personsshould seek pre-approval for political contributions using the attached Political Contribution Pre-Clearance Form,Attachment B. Such contributions will typically be approved absent special circumstances, such asif (i) there is an actual or potential conflict of interest, or any appearance of a conflict of interest, (ii) the contribution is prohibited by law or regulation, or (iii) the contribution could prevent Jacobs Levy from accepting an engagement to manage money for a potential client. To the extent practicable, the CCO will seek to protect the confidentiality of all information regarding the proposed contribution and activities. Note that Jacobs Levy may be required to disclose publicly certain information about political contributions, including the name of the contributor and the recipient, and the date and amount of the contribution.Supervised Personsmay be asked to certify on a periodic basis that they have complied with this Policy. The CCO will maintain a record of all pre-approval requests. Adopted:December 2010 Revised: January 2016 CONFIDENTIAL DOCUMENT

ATTACHMENT A PRECLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS This Preclearance Form must be completed prior to engaging in any personal transaction covered by the Jacobs Levy Code of Ethics. Investment Information Issuer (Name and Ticker or Other Identifier): Asset Class (please check): Common Equity ETF/Closed End Fund Muni Bond Preferred Equity Corp. Bond Other Equity/ETF/Closed End Fund Investments: Number of Shares Debt Investments: Face Amount Interest Rate Maturity Date Transaction Information Transaction Type (please check): Purchase Sale Short Sale Short Cover Estimated Trade Date: Estimated Price: Broker/Dealer firm: Name of Individual Broker (if any): YES NO QUESTION (please complete) Is the investment a security on the "Restricted Security" List? Is the investment an initial public offering? Is the investment a private placement or investment opportunity of limited availability? Representation and Signature By executing thisform, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect until the closing time on the principal market on which the security is traded on the date of the Chief Compliance Officer's (or designee's) signature. Name (please print) Signature Date Disposition of Preclearance Request Approved: ___________________________ Reviewing Compliance Officer: Denied: Date: CONFIDENTIAL DOCUMENT

ATTACHMENT B POLITICAL CONTRIBUTION PRE-CLEARANCE FORM It is each staff member'sresponsibility to ensure that all contributions comply with applicable state, local and non-U.S.laws, rules and regulations, including contribution limits imposed by such laws, rules, and regulations. Nameof Staff Member: Name of Incumbent, Candidate, Political Action Committee or Political Party: Name of person making the contribution (if other than the staff member): Office held by the Incumbent and/or sought by the Candidate (if applicable): Proposed contribution amount (dollar value): Date: Signature of Staff Member: ************************************************************************************************************************ Compliance Officer Use Only Approved Not Approved Person Approving: Date: Notes: CONFIDENTIAL DOCUMENT